                                                                     EXHIBIT 5.1

                                  May 10, 2000

HearMe
685 Clyde Avenue
Mountain View, California  94043

     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form
S-8 (the "REGISTRATION STATEMENT") executed by HearMe (the "COMPANY") and to be filed with the Securities and Exchange Commission (the "COMMISSION") in connection with the registration under the Securities Act of 1933, as amended, of a total of 276,421 shares of the Company's Common Stock (the "SHARES") issued under the Stratabeam Technology Inc. 1998 Stock Option Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.

                                             Very truly yours,

                                             VENTURE LAW GROUP
                                             A Professional Corporation

                                             /s/ Venture Law Group